EXHIBIT 99



                         WEIS MARKETS REPURCHASES STOCK
                FROM SIGFRIED WEIS FAMILY GROUP AT $30 PER SHARE

              RESPECTED SUPERMARKET INDUSTRY LEADER NAMED TO BOARD


                  SUNBURY, PA, May 7, 2001 - Weis Markets, Inc. (NYSE:WMK) today announced that it has repurchased in a private transaction an aggregate of 14,477,242 shares of its common stock at a purchase price of $30.00 per share. The shares were purchased from the family of the late Sigfried Weis. The Company purchased the shares with its cash reserves and approximately $30 million in borrowings under a bank credit agreement. The share repurchase was reviewed and unanimously approved, as being in the best interests of the Company, by a committee composed of all of the Company's non-management independent directors who are not members of the Weis family. The committee received financial advice from Morgan Stanley & Co. and Dresdner Kleinwort Wasserstein, Inc., both of whom rendered fairness opinions in respect of the transaction.

                  Robert Weis, Chairman and Treasurer of Weis Markets, said, "This transaction, which is significantly accretive to earnings on a pro forma basis, is attractive from a financial standpoint. Weis Markets' substantial cash reserves enabled us to purchase this block of shares, while maintaining our financial strength and our capacity to pay dividends. We have also resolved a long-standing family debate regarding the Company's strategic direction, thus allowing members of Weis Markets' senior management to focus their full attention on the business and continued growth of the Company."

                  Weis Markets also announced that Steven Smith has been appointed to the Company's board of directors. Mr. Smith is President of KVAT Food City Stores, headquartered in Abingdon, Virginia, and is outgoing Chairman of the National Grocers Association. "We are delighted that Mr. Smith has agreed to join the board," said Norman Rich, Weis Market's President. "Mr. Smith is a respected leader in the supermarket industry, and will be able to bring his many years of experience in this sector to the service of the Company."

                  Mr. Smith will fill the seat left vacant by Joseph Goldstein, who has resigned from his position on the Company's board of directors. Robert Weis said, "On behalf of the Board, I would like to thank Joe for his many years of service to the Company."

                  Founded in 1912, Weis Markets generated $2.06 billion in sales during 2000. The Company currently operates 164 stores in six states:
Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia.

                  Contact:  Larry Rand
                            Ruth Pachman
                            Kekst and Company
                            Phone: 212-521-4800